Exhibit 11B

                     GATX CORPORATION AND SUBSIDIARIES

              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                        AND COMMON STOCK EQUIVALENT
                          ASSUMING FULL DILUTION

              In Millions, Except Per Share Amounts

                                         Three Months      Six Months
                                         Ended June 30     Ended June 30
                                         1995     1994     1995     1994
                                         -----   -----     -----   -----
Average number of shares used to
  compute primary earnings per share..   20.3     20.2      20.2    20.1

Common Stock issuable upon assumed
  conversion of Preferred Stock.......    4.1      4.0       4.1     4.1

Total.................................   24.4     24.2      24.3    24.2
                                        =====     ====      =====  =====


Net income as adjusted per primary
  computation........................  $ 26.6   $ 17.6    $ 49.0  $ 34.5

Add - Dividends paid and accrued on
  Preferred Stock....................     3.3      3.3       6.6     6.6
                                        -----     -----    -----  ------
Net income, as adjusted..............  $ 29.9   $ 20.9    $ 55.6  $ 41.1
                                       ======   ======    ======  ======
Net income per share, assuming full
  dilution...........................  $ 1.23   $  .87    $ 2.29  $ 1.70
                                       ======   ======    ======  ======


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